EXHIBIT 99.1

Clearfield, Inc. Reports Fiscal 2014 1st Quarter Results

57% Revenue Gain Sets New Record for 1st Quarter Sales; Net Income Up 264%

	FY 14 Q1	FY 13 Q1	% Change
Revenues:	$16,148,000	$10,265,000	up 57%
Gross Profit:	$6,938,000	$3,924,000	up 77%
Pre-tax Income:	$3,092,000	$911,000	up 239%
Net Income:	$1,982,000	$545,000	up 264%
Net Income per Diluted Share:	$0.15	$0.04

Balance Sheet: $29,320,000 in cash, cash equivalents and short and long-term investments at December 31, 2013 with no debt

MINNEAPOLIS, Jan. 23, 2014 (GLOBE NEWSWIRE) -- Clearfield, Inc. (Nasdaq:CLFD), the specialist in fiber management and connectivity platforms for communications providers, today announced results for its first quarter of fiscal year 2014, which ended December 31, 2013. Revenue for the first quarter 2014 was $16,148,000 in comparison to $10,265,000 for the first quarter 2013, an increase of 57%. Gross profit was $6,938,000 for the first quarter of 2014, in comparison to $3,924,000 for the first quarter of 2013, an increase of 77%. Gross margin for the first quarter 2014 was 43.0%, up from 38.2% in first quarter 2013. Operating expenses were $3,865,000 for the first quarter 2014, in comparison to $3,039,000 from the first quarter 2013, an increase of 27%. Pre-tax income was $3,092,000 for the first quarter of fiscal 2014, up $2,181,000 or 239%, from $911,000 recorded in the first quarter of 2013. Income tax expense was $1,110,000 for the first quarter of 2014, an increase of $744,000 from $366,000 recorded in the first quarter of 2013. Due to net operating loss utilization, income tax expense primarily included a non-cash effect on the operating cash flow in the first quarters of both fiscal 2014 and 2013. Net income was $1,982,000 for the first quarter 2014, compared to net income of $545,000 in the first quarter 2013.

Orders in Backlog and Select Balance Sheet Highlights

Orders in backlog as of December 31, 2013 totaled $4,991,000 in comparison to $2,003,000 as of December 31, 2012, an increase of $2,988,000, or 149%. Cash, cash equivalents and short and long-term investments at December 31, 2013 totaled $29,320,000 compared to $22,570,000 at September 30, 2013. The Company has no debt.

Commentary- Cheryl Beranek, President & CEO of Clearfield

"Clearfield promises our customers the ability to reduce their cost of deploying a fiber optic network by aligning their capital equipment expenditures with their subscriber take-rates. Having originally targeted the innovative developers of some of our nation's first, but smaller fiber to the home networks, Clearfield's product line is now demonstrating the scalability of the platform with ongoing deployments of a larger scope. First quarter of this year, 48% of our revenues were from an ongoing build of a U.S. based customer, showcasing the ability of the product line to be used in any size network."

"Clearfield continues to invest in sales and marketing programs to expand our customer footprint. A focus outside of the U.S. marketplace resulted in non-U.S. revenue growing by more than 160% in first quarter, to more than a million dollars. Our talented sales and sales engineering professionals have extended our core values of attentive listening with rapid response to markets outside of our borders. We look for continued growth in these territories."

"First quarter was also a significant milestone for product development, with the introduction of the FieldShield SmarTerminal.  Expanding Clearfield fiber management capabilities beyond the Clearview Cassette, while extending Fieldshield pushable fiber solutions further thru the network, FieldShield SmarTerminal is a compact environmentally sealed enclosure providing maximum reliability and durability in the harshest of outdoor environments. FieldShield SmarTerminal demonstrates our continued commitment of increasing our available revenue per subscriber served as well our ongoing initiatives of bringing optical fiber into applications previously not economically or environmentally feasible."

"Gross margins continue to strengthen, as our sales continue to move into higher margin products, including Clearfield's highly optimized optical component technologies. Further, we continue to invest in U.S. designed and engineered molds that allow us to continuously reduce the cost of our product line components while controlling the highest levels of quality. The company continues to explore additional manufacturing partnerships as well as to refine the use of our existing facilities.  As such, we are currently exploring alternative facility space options this year to accommodate our growth."

About Clearfield, Inc

Clearfield, Inc. (Nasdaq:CLFD) designs, manufactures and distributes fiber optic management products for the communications networks of leading ILECS, CLECs, MSO/cable TV companies and mobile broadband providers. We help service providers solve the Fiber Puzzle, which is how to reduce high costs associated with deploying, managing, protecting and scaling a fiber optic network to deliver the mobile, residential and business services customers want. Based on the patented Clearview™ Cassette, our unique single-architected, modular fiber management platform is designed to lower the cost of broadband deployment and maintenance by consolidating, protecting and distributing incoming and outgoing fiber circuits and enable our customers to scale their operations as their subscriber revenues increase. Headquartered in Plymouth, MN, Clearfield deploys more than a million fiber ports each year.

Forward-Looking Statements

Forward-looking statements contained herein are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. These statements are based upon the Company's current expectations and judgments about future developments in the Company's business. Certain important factors could have a material impact on the Company's performance, including, without limitation the effect of the significant downturn in the U.S. economy on Clearfield's customers; the impact of the American Recovery and Reinvestment Act or any other legislation on customer demand and purchasing patterns; cyclical selling cycles; need to introduce new products and effectively compete against competitive products; dependence on third-party manufacturers and the availability of raw materials, particularly fiber; reliance on key customers; rapid changes in technology; the negative effect of product defects; the need to protect its intellectual property; the impact on its financial results or stock price of its ability to use its deferred tax assets, consisting primarily of net operating loss carryforwards, to offset future taxable income; the valuation of its goodwill and the effect of its stock price, among other factors, on the evaluation of goodwill; and other factors set forth in Clearfield's Annual Report on Form 10-K for the year ended September 30, 2013 as well as other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements to reflect actual events.

CLEARFIELD, INC.
CONDENSED STATEMENTS OF EARNINGS
UNAUDITED

	Three Months Ended December 31,
	2013	2012

Net sales	$ 16,147,622	$ 10,265,362

Cost of sales	9,209,977	6,341,102

Gross profit	6,937,645	3,924,260

Operating expenses
Selling, general and administrative	3,865,019	3,038,511
Income from operations	3,072,626	885,749

Interest income	19,700	25,462
Income before income taxes	3,092,326	911,211

Income tax expense	1,110,000	366,000

Net income	$ 1,982,326	$ 545,211

Net income per share:
Basic	$0.16	$0.04
Diluted	$0.15	$0.04

Weighted average shares outstanding:
Basic	12,689,412	12,476,173
Diluted	13,544,424	12,798,314

CLEARFIELD, INC.
CONDENSED BALANCE SHEETS

	(Unaudited)	(Audited)
	December 31, 2013	September 30, 2013
Assets
Current Assets
Cash and cash equivalents	$ 17,734,304	$ 9,807,957
Short-term investments	3,340,000	5,992,000
Accounts receivable, net	2,284,344	7,837,543
Inventories, net	5,127,091	5,626,764
Other current assets	4,954,647	4,932,939
Total current assets	33,440,386	34,197,203

Property, plant and equipment, net	1,735,695	1,796,812

Other Assets
Long-term investments	8,246,000	6,770,000
Goodwill	2,570,511	2,570,511
Deferred taxes – long term	--	810,573
Other	272,389	268,240
Total other assets	11,088,900	10,419,324
Total Assets	$ 46,264,981	$ 46,413,339

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	2,177,981	2,627,764
Accrued compensation	1,555,241	3,522,907
Accrued expenses	168,038	163,531
Total current liabilities	3,901,260	6,314,202

Other Liabilities
Deferred taxes – long term	52,662	--
Deferred rent	19,609	21,101
Total other liabilities	72,271	21,101
Total Liabilities	3,973,531	6,335,303

Commitments and contingencies	--	--

Shareholders' Equity
Common stock	129,991	129,743
Additional paid-in capital	55,039,769	54,808,929
Accumulated deficit	(12,878,310)	(14,860,636)
Total Shareholders' Equity	42,291,450	40,078,036
Total Liabilities and Shareholders' Equity	$ 46,264,981	$ 46,413,339
CONTACT: Cheryl P. Beranek
         Chief Executive Officer and President
         Investor-relations@clfd.net
         763-476-6866